CODE OF ETHICS

UNDER RULE 17J-1 OF THE INVESTMENT COMPANY ACT OF 1940

I.              INTRODUCTION

This Code of Ethics under Rule 17j-1 of the Investment Company Act of 1940 (the “17j-1 Code”) has been adopted by Corbin Capital Partners, L.P. (“Adviser” or “Corbin”)  in connection with Adviser’s services as investment adviser or subadviser to any registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).  The 17j-1 Code has been adopted on November 10, 2010 and shall take effect on the date on which Corbin firsts provides services to any vehicle that is a registered investment company under the 1940 Act.

The 17j-1 Code applies to you if you are a “17j-1 Access Person” as defined below.  If you are a 17j-1 Access Person, you must comply with the requirements set forth below in “Reporting Requirements for 17j-1 Access Persons” (the”17j-1 Reporting Requirements”).

The Statement of Principles in this 17j-1 Code are consistent with certain principles set forth in the Adviser’s Global Code of Ethics (the “Global Code”), which generally applies to partners, officers, and employees (“personnel”) of the Adviser.  This 17j-1 Code supplements, and does not replace, the Global Code.

You are strongly encouraged to consult the Chief Compliance Officer (“Compliance Officer”) group if you have questions regarding compliance with the 17j-1 Code.

II.            PRINCIPLES

High ethical standards are essential for the success of Adviser and to maintain the confidence of investors (“investors”) in Funds managed by the Adviser.  The Adviser’s long-term business interests are best served by adherence to the principle that the interests of Funds come first.  Further, the Adviser has a fiduciary duty to its Funds that requires individuals associated with the Adviser to act solely for the benefit of its Funds. The provisions of this 17j-1 Code are based upon the following general fiduciary principles: (a) the duty at all times to place the interest of the Adviser’s Funds first; (b) that all personnel of the Adviser shall become aware and maintain knowledge of and shall comply strictly with all applicable federal and state laws and regulations of any governmental agency or self regulatory organization governing his or her activities; (c) that all personal securities transactions of the Adviser’s personnel be conducted consistent with the Adviser’s  policies and in such a manner as to avoid any actual, potential, or perceived conflict of interest or any abuse of an individual’s position of trust and responsibility; and (d) that the Adviser’s personnel should not take inappropriate advantage of their positions.

III.           DEFINITIONS

1.
“17j-1 Access Person” means (i) any member, director, manager, officer, general partner or employee of Adviser or any member, director, manager, officer, general partner or employee of a company in a Control relationship to the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the Purchase or Sale of a 17j-1 Covered Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchase or sale, and (ii) any natural person in a Control relationship to the Fund or the Adviser who obtains information concerning recommendations made to the Fund with regard to the Purchase or Sale of a 17j-1 Covered Security by the Fund. All directors, officer and general partners of the Adviser are presumed to be 17j-1 Access Persons.

2.
“I7j-1 Covered Security” means a “security” as defined in Section 2(a)(36) of the 1940 Act, including any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing; provided that none of the following shall be a 17j-1 Covered Security:

	●	Direct obligations of the Government of the United States:

	●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

	●	Shares issued by non-proprietary open-end investment companies registered under the 1940 Act.

3.
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

4.
“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

5.
“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Control generally means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

	6.	“Fund” means an investment company registered under the 1940 Act for which the Adviser acts as investment adviser or subadviser.

7.
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

	8.	“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

	9.	“Personal Account” means any account in which a 17j-1 Access Person has Beneficial Ownership

10.
“Purchase or Sale of a 17j-1 Covered Security” means the purchase or sale of a 17j-1 Covered Security, and includes, among other things, the writing of an option to purchase or sell a 17j-1 Covered Security.

IV.	REPORTING REQUIREMENTS FOR 17J-1 ACCESS PERSONS

1.
Private Placements and Investment Opportunities of Limited Availability.  A 17j-1 Access Person may not for a Personal Account acquire or dispose of any Beneficial Ownership in any securities in any private placement of securities (including private investment funds such as hedge funds, funds of hedge funds, private equity funds or venture capital funds) or investment opportunity of limited availability unless the Adviser’s Chief Compliance Officer has given express prior written approval.  (Please See Appendix A for a copy of the Request for Pre-Clearance form.)  The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether, in the case of acquisitions, the investment opportunity should be reserved for Funds and whether the opportunity is being offered to the 17j-1 Access Person by virtue of his or her position with the Adviser, and, in the case of dispositions, whether such disposition adversely affects a Fund’s opportunity to dispose of the same security.

2.
Initial Holdings Reports. Except as otherwise provided in this 17j-1 Code, every 17j-1 Access Person shall report to Adviser, no later than 10 days after the person becomes a 17j-I Access Person, the following information using the form attached as Appendix B hereto:

●
The title, number of shares and principal amount of each 17j-1 Covered Security in which the 17j-1 Access Person had any direct or indirect Beneficial Ownership when the person became a 17j-1 Access Person;

●
The name of any broker, dealer or bank with whom the 17j-1 Access Person maintained an account in which any securities were held for the direct or indirect benefit of the 17j-1 Access Person as of the date the person became a 17j-1 Access Person; and

● The date that the report is submitted by the 17j-I Access Person

	●	Such information must be current as of a date no more than 45 days prior to the date the person becomes a 17j-1 Access Person

3.	Quarterly Transaction Reports

Except as otherwise provided in this 17j-1 Code, every 17j-1 Access Person shall report to the Adviser, no later than 30 days after the end of each calendar quarter, the following information using the form attached as Appendix C hereto:

●
With respect to any transaction during the quarter in a 17j-1 Covered Security in which the 17j-1 Access Person had, or by reason of such transaction acquired, any direct or indirect Beneficial Ownership in the 17j-1 Covered Security:

		o	The date of the transaction, the title, the interest rate and maturity date (if applicable) and the number of shares and the principal amount of each 17j-1 Covered Security involved;

		o	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

		o	The price of the 17j-1 Covered Security at which the transaction was effected; and

		o	The date that the report was submitted by the 17j-1 Access Person.

	●	With respect to any account established by the 17j-1 Access Person in which any securities were held during the quarter for the direct of indirect benefit of the 17j-1 Access Person:

		o	The name of the broker, dealer or bank with whom the 17j-1 Access Person established the account;

		o	The date the account was established; and

		o	The date that the report is submitted by the 17j-1 Access Person.

A 17j-1 Access Person need not make the quarterly transaction report described in this section if the report would duplicate information contained in broker trade confirmations or account statements received by the Adviser with respect to the 17j-1 Access Person in the time period indicated above, if all of the information required for such quarterly transaction report is contained in the broker trade confirmations or account statements, or in the records of the Adviser.

A 17j-1 Access Person need not make a quarterly transaction report described in this section with respect to transactions effected pursuant to an Automatic Investment Plan.

4.	Annual Holdings Report

Except as otherwise provided in this 17j-1 Code, every 17j-1 Access Person shall report to the Adviser annually the following information using the form attached as Appendix D hereto:

		●	The title, number of shares and principal amount of each 17j-1 Security in which the 17j-1 Access Person had any direct or indirect Beneficial Ownership;

		●	The name of any broker, dealer or bank with whom the 17j-1 Access Person maintains an account in which any securities are held for the direct or indirect benefit of the 17j-1 Access Person; and

		●	The date that the report is submitted by the 17j-1 Access Person.

		●	Such information must be current as of a date no more than 45 days prior to the date the person becomes a 17j-1 Access Person.

	5.	Certain Exceptions to Initial Holdings Reports, Quarterly Holdings Reports, and Annual Holdings Reports

Notwithstanding sections IV. 1., IV. 2., IV. 3 and IV. 4., a 17j-1 Access Person need not separately make a report under this 17j-1 Code to the extent the information in the report would duplicate information provided pursuant to the Adviser’s Global Code.

A 17j-1 Access Person need not make a report under this 17j-1 Code with respect to transactions effected for, and a 17j-1 Covered Security held in, any account over which the person has no direct or indirect influence or Control.

V.	ADMINISTRATION OF THIS CODE OF ETHICS

1)
The Adviser will use reasonable diligence and institute procedures reasonable necessary to prevent violations of this 17j-1 Code. The Adviser will review all reports provided pursuant to this 17j-1 Code.

2)
No less frequently than annually, the Adviser will furnish to the Board of Directors of each Fund a written report that describes any issues arising under this 17j-1 Code or related procedures since the last report to the Board of Directors of such Fund, including, but not limited to, information about material violations of this 17j-1 Code or procedures and sanctions imposed in response to material violations and certifies that the Adviser has adopted procedures reasonably necessary to prevent 17j-1 Access Persons from violating this 17j-1 Code.